This report is signed on behalf of the registrant (or depositor or trustee).

City of New York	State of New York	Date:  April 9, 1997

Name of Registrant, Depositor or Trustee:  American Heritage Growth Fund, Inc.


By  (Name and Title):			Witness  (Name and Title):

/s/ Heiko H.  Thieme
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Heiko H.  Thieme,
Chief Executive Officer